Exhibit 99

Press Release:

CONTACT:
Gateway Financial Holdings, Inc.
D. Ben Berry, Chairman, President and CEO
(252) 334-1511

Gateway Financial Holdings, Inc. Announces Exercise of Over-Allotment Option

Elizabeth City, N.C. – November 8, 2004
Gateway Financial Holdings, Inc. (Nasdaq: GBTS) (the “Company”), the holding company for Gateway Bank & Trust Co., announced today that Ryan Beck & Co., Inc., the underwriter of its recently completed stock offering, has exercised its option to purchase an additional 252,000 shares of the Company’s common stock to cover over-allotments.

On October 29, 2004, the Company completed the sale of 1,680,000 shares of its common stock at $14.10 per share in a firm commitment underwritten offering. Net proceeds from the offering, including the over-allotment option, total approximately $24.8 million.

The common stock offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Ryan Beck & Co., Inc., 18 Columbia Turnpike, Florham Park, NJ 07932.

Gateway Financial Holdings, Inc., with $412 million in assets as of September 30, 2004, is a fast-growing financial services company headquartered in Elizabeth City, North Carolina. It is the parent company of Gateway Bank & Trust Co., a full-service community bank with a total of fifteen offices in Elizabeth City (3), Edenton, Kitty Hawk, Nags Head, Plymouth and Roper, North Carolina, and in Virginia Beach (3), Chesapeake (2), Suffolk and Emporia, Virginia. Gateway Bank & Trust Co. also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Visit the Company’s web site at www.gatewaybankandtrust.com.

*end of release*